EXHIBIT 99


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Sun Bancorp, Inc. Announces Second Quarter Earnings

VINELAND, N.J., July 18 /PRNewswire/ - Sun Bancorp, Inc. (Nasdaq: SNBC) announced today that it expects second quarter earnings to be lower than published earnings estimates made by market analysts.

Following a review and reassessment of the realization of various non-credit related assets, Sun has determined to make an adjustment which will lower earnings per share to approximately $.16 for the second quarter ended June 30, 2000. Sun expects to release second quarter earnings next week. Philip W. Koebig, III, President and Chief Executive Officer of Sun stated: "Over the past several months, we have conducted an extensive review of the carrying value of certain assets. We concluded that it was in Sun's best interests at this time to undertake a full review and write-down of some of these assets, which will have the effect of lowering second quarter earnings as compared to analyst's estimates. Sun continues to experience strong loan demand, deposit growth and the maintenance of credit quality." Mr. Koebig also stated that the overall effect of these adjustments was not material.

Sun Bancorp, Inc., is a multi-bank holding company headquartered in Vineland, New Jersey. Its primary subsidiaries, Sun National Bank and Sun National Bank, Delaware, serve customers through 73 financial service centers located in southern and central New Jersey, in the contiguous New Castle County market areas in Delaware, and in Philadelphia, Pennsylvania. The Banks' deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Sun Bancorp, Inc's common stock is traded on the Nasdaq National Market under the symbol "SNBC."

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of Sun. We caution that such statements are subject to a number of uncertainties and actual results could differ materially and therefore, readers should not place undue reliance on any forward-looking statements. Sun does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

/CONTACT: Dan A. Chila, EVP and Chief Financial Officer of Sun Bancorp, 856-691-7700/